UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2014

MARATHON PATENT GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-54652	01-0949984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2331 Mill Road, Suite 100 Alexandria, VA	22314
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 232-1701

(Former name or former address, if changed since last report)

Copies to:
Harvey J. Kesner, Esq.
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.
Item 2.01  Completion of Acquisition or Disposition of Assets.

On October 10, 2014, Marathon Patent Group, Inc. (the “Company”) entered into an interest sale agreement (the “Interest Sale Agreement”) with MedTech Development, LLC (“MedTech”) and MedTech Group Acquisition Corp., (“NewCo”), a wholly-owned subsidiary of the Company.  Pursuant to the Interest Sale Agreement, NewCo agreed to acquire from MedTech certain subsidiaries of MedTech (the “Acquisition”) consisting of 100% of the limited liability membership interests of OrthoPhoenix, LLC (“Orthophoenix”) and TLIF, LLC (“TLIF”) as well as 100% of the shares of MedTech Development Deutschland GmbH (“MedTech GmbH,” and together with Orthophoenix and MedTech GmbH, the “Subsidiaries”).  As a result, NewCo became the sole interest holder of Orthophoenix and TLIF as well as the sole shareholder and owner of MedTech GmbH.  Each of the Subsidiaries owns certain medical technology patents, including pending litigation, settlement and licensing rights that are being acquired by the Company in the transaction.

In connection with the Interest Sale Agreement, the Company is obligated to pay to MedTech $1 million at closing and $1 million on each of the following nine (9) month anniversary dates of the closing (the “Purchase Payments”).  The Subsidiaries are also obligated to make certain additional payments (“Participation Payments”) to MedTech from recoveries following the receipt by the Subsidiaries of 200% of the Purchase Payments, plus recovery of out of pocket expenses in connection with patent claims.  The Participation Payments may be paid, at the election of Marathon, in common stock of Marathon at the market price on the date of issuance.

In connection with the transaction, the Company entered into a promissory note, common interest agreement and in the event of issuance of common stock to MedTech, will enter into a lockup and registration rights agreement.  Approximately forty-five (45%) of MedTech is owned or controlled by Erich Spangenberg or family members or associates.

The foregoing descriptions of Interest Sale Agreement and Common Interest Agreement do not purport to be complete and are qualified in their entirety by reference to the complete texts, which will be filed as exhibits to the annual report on Form 10-K for the period ending December 31, 2014.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the Acquisition, the Company also issued to MedTech a promissory note in the principal amount of $9 million (the “Note”), which matures July 2015.  Pursuant to the terms of the Note, the Company may prepay the Note at any time, in whole or in part, without penalty or premium.  In the event that the Company raises an aggregate amount of debt or equity financing at or in excess of $15 million (the “Company Financing”) after closing and prior to payment of the Note in full, the Company will prepay the remaining balance of the Note within two (2) business days of the consummation of such Company Financing.  The Note also requires prepayment from net proceeds from licensing fees and recoveries under patent claims asserted by the Subsidiaries. The Note does not bear interest however upon the occurrence of an event of default, as set forth in the Interest Sale Agreement, the entire unpaid and outstanding indebtedness due under the Note shall bear additional interest at the lower of (i) twenty-two percent (22%) per annum and (ii) the maximum rate which is allowed by applicable Texas law for corporate business borrowers shall be immediately due and payable without notice.

The foregoing description of the Note does not purport to be complete and is qualified in its entirety by reference to the complete text and the underlying Note, which will be filed as an exhibit to the annual report on Form 10-K for the period ending December 31, 2014.

Item 9.01  Financial Statements and Exhibits.

    (a)           Financial Statements of Businesses Acquired.  In accordance with Item 9.01(a), (i) the Subsidiaries’ audited financial statements for the fiscal years ended December 31, 2012 and 2013 and (ii) the Subsidiaries’ unaudited financial statements for the quarters ended September 30, 2014 and 2013 will be filed by amendment to this Current Report on Form 8-K as Exhibit 99.1 and Exhibit 99.2, respectively.

    (b)           Pro Forma Financial Information.  In accordance with Item 9.01(b), our pro forma financial statements will be filed by amendment to this Current Report on Form 8-K as Exhibit 99.3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  October 10, 2014
MARATHON PATENT GROUP, INC.

By:	/s/ Doug Croxall
Name: Doug Croxall
Title: Chief Executive Officer